UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

----------------

SCHEDULE 13G
(Rule 13d-102)



INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
 SECURITIES EXCHANGE ACT OF 1934

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TransTech Services Partners Inc.

(Name of Issuer)

--------------------------------

 Common Stock, $0.0001 Par Value

(Title of Class of Securities)

--------------------------------

89388R105

(CUSIP Number)

--------------------------------

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

--------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] 	Rule 13d-1(b)
[X] 	Rule 13d-1(c)
[  ] 	Rule 13d-1(d)

	* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 89388R105                                                  PAGE 2 OF 6



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(1)     NAME OF REPORTING PERSON, S.S. OR I.R.S. IDENTIFICATION NO. OF
	ABOVE PERSON
	  Wolverine Convertible Arbitrage Fund, Ltd

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(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	  (a) []
	  (b) [X]

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(3)     SEC USE ONLY

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(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
	  Cayman Islands

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NUMBER OF         (5)      SOLE VOTING POWER
                             315,100 shares of Common Stock
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                             -0-
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                             315,100 shares of Common Stock
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                             -0-

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(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 	  315,100 shares of Common Stock

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(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[ ]


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(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	  5.00%

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(12)    TYPE OF REPORTING PERSON
	  OO

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





Schedule 13G

CUSIP No. 89388R105                                                  PAGE 3 OF 6

ITEM 1(a).     NAME OF ISSUER:

                  	TransTech Services Partners Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  	445 Fifth Avenue
			New York, New York 10016


ITEMS 2(a), 2(b), 2(c). NAME OF PERSON FILING, ADDRESS OR PRINCIPAL BUSINESS OFFICE or, if none, RESIDENCE, AND CITIZENSHIP:

	                 Wolverine Convertible Arbitrage Fund, Ltd.
	                 175 W. Jackson, Suite 200
	                 Chicago, IL 60604
	                 Cayman Islands Corporation

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

	                 Common Stock, $0.0001 Par Value (the "Shares")

ITEM 2(e).      CUSIP NUMBER:

	                 89388R105

ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
		(c), CHECK WHETHER THE PERSON FILING IS A:
                 (a) [ ] Broker or dealer registered under Section 15 of the Act;

                 (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

                 (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                 (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                 (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                          see Rule 13d-1(b)(1)(ii)(E);

                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                          see Rule 13d-1(b)(1)(ii)(F);

                 (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                 (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                 (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                 (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 4 OF 6


IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [X]

ITEM 4.   	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	See Items 5 through 9 and Item 11 on page 2.


                 (a) Amount beneficially owned:
	                315,100 shares of Common Stock

                 (b) Percent of class:
	                5.00% (all percentages herein are based on 6,300,000 Shares reported to be outstanding as of November 14, 2007 as reflected in the Form 10-Q filed by the Company on November 14, 2007.)


	         (c)   Number of shares as to which such person has:

	               (i)   sole power to vote or to direct the vote:
		                315,100 shares of Common Stock

                       (ii)  shared power to vote or to direct the vote:
	                        - 0 -

                       (iii) sole power to dispose or to direct the
                             disposition of:
	                        315,100 shares of Common Stock

                       (iv) shared power to dispose or to direct the disposition of:
	                        - 0 -

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
	      WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

Schedule 13G

CUSIP No. 89388R105                                                PAGE 5 OF 6


ITEM 10.      CERTIFICATION (if filing pursuant to Rule 13d-1(c))

       Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURES

       After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: February 13, 2008    	       Wolverine Convertible Arbitrage Fund, Ltd.

	                               By: /s/ James V. Harkness
                                       -----------------------------------
                                       Name: 	James V. Harkness
                                       Title: 	Chief Operating Officer